Exhibit 23.1

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company Accounting Oversight Board
5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
LDG, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated September 26, 2003 with respect to the December 31, 2002 and 2001financial statements of LDG, Inc. in the Registration Statement on Form SB-2 relating to the registration of 3,000,000 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah January 12, 2004